Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Financial Results and Dividend Declaration

Saint Paul, Minn., August 12, 2021 -- Autoscope Technologies Corporation (Nasdaq: AATC) today announced results for its quarter and first half ended June 30, 2021 and that its Board of Directors has authorized and declared a quarterly cash dividend of $0.12 per share of its common stock.  The dividend is payable on August 30, 2021 to shareholders of record at the close of business on August 23, 2021.

Second Quarter 2021 Financial Summary

  Second quarter royalties were $2.5 million, an increase of 12 percent from the same period in the prior year.
  Second quarter product sales were $1.3 million, an increase of 11 percent from the same period in the prior year.
  Operating expenses totaled $2.1 million in the second quarter of 2021, a decrease of 14 percent from the prior year period.
  Capitalized software costs in the second quarter of 2021 were $55,000 compared to no costs in the prior year period.
  Net income for the second quarter of 2021 totaled $752,000 compared to a net income of $150,000 for the same period in the prior year.
  Cash balance increased to $8.4 million at June 30, 2021, up from $8.2 million at the end of the first quarter of 2021.

First Half 2021 Financial Summary

  Royalties for the first half of 2021 remained constant at $4.3 million compared to the same period in the prior year.
  Product sales for the first half of 2021 were $2.5 million, an increase of 11 percent from the same period in the prior year.
  Operating expenses totaled $3.9 million in the first half of 2021, a decrease of 25 percent from the prior year period.
  Capitalized software costs in the first half of 2021 were $178,000 compared to $22,000 in the prior year period.
  The Company recognized other income of $931,000 for the forgiveness of the Paycheck Protection Program loan and accrued interest during the first half of 2020, and there were no comparable items in the same period in 2021.
  Net income for the first half of 2021 totaled $1.9 million compared to net income of $39,000 for the same period in the prior year.
  Cash balance decreased to $8.4 million at June 30, 2021, down from $8.6 million when compared to the cash balance at December 31, 2020.

Exhibit 99.1

Second-Quarter Results:

Second quarter revenue for Autoscope Technologies Corporation ("ATC," the "Company," "us," "we," or "our") in 2021 was $3.8 million compared to $3.4 million in the second quarter of 2020. Revenue from royalties was $2.5 million in the second quarter of 2021 compared to $2.2 million the second quarter of 2020. Product sales increased to $1.3 million in the second quarter of 2021, an 11 percent increase from $1.2 million in the second quarter of 2020. Autoscope video product sales and royalties were $154,000 and $2.5 million, respectively, and RTMS radar product sales were $1.2 million in the second quarter of 2021.

Gross margin for the second quarter of 2021 was 78 percent, a 4 percentage point or 5 percent decrease from a gross margin of 82 percent for the same period in 2020. Gross margin from royalties remained constant at 96 percent in the second quarter of 2021 compared to the second quarter of 2020. Product sales gross margin for the second quarter of 2021 was 44 percent compared to 56 percent in the prior year period. The decrease in the gross margin percent was primarily the result of a reduction in warranty reserve in the second quarter of 2020.

The 2021 second quarter net income includes operating expenses of $2.1 million, a 14 percent decrease from the second quarter of 2020. The decrease in operating expenses is due to the increase in capitalized software development costs and decreased headcount in the second quarter of 2021 compared to the second quarter of 2020. During the second quarter of 2021, the Company capitalized $55,000 of internal software development costs compared to no costs in the prior year period.  The Company's net income for the second quarter was $752,000, or $0.14 per diluted share compared to net income of $150,000 or $0.03 per diluted share, in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the second quarter of 2021 was $1.1 million compared to operating income of $621,000 in the prior year period.

"Autoscope Technologies Corporation's financial results have been enhanced by the combination of increased royalties and product sales along with improved cost efficiencies in its Image Sensing Systems subsidiary.

The team at Image Sensing Systems deserves credit for quickly adapting towards new methods and processes to achieve efficiency improvements while setting the course for broadening our product development by laying the groundwork for the opening of our offshore Research and Development office later this year.

Autoscope's philosophy is to question everything in our business to ensure we build strong teams who produce winning products, while running a growing, efficient, and profitable operation to enable us to build an exceptional company and, in turn, provide excellent results to stockholders," said Andrew Berger, CEO of Autoscope Technologies Corporation.

Exhibit 99.1

Year-to-Date Results:

ATC’s revenue for the first six months of 2021 was $6.8 million, a 3 percent increase from revenue of $6.5 million in the first six months of 2020. Sales gross margin for the first six months of 2021 was 77 percent, a 4 percentage point or 5 percent decrease from the prior year period. The decrease in gross margin is mainly attributable to a lower percentage of revenue from royalties in the first half of 2021 in addition to a reduction in warranty reserve in the second quarter of 2020. Revenue from royalties remained constant at $4.3 million in the first six months of 2021 compared to the same period in 2020. Product sales were $2.5 million in the first six months of 2021, an 11 percent increase from $2.2 million in the first six months of 2020.

The first six months of revenue for 2021 included Autoscope video product sales and royalties of $230,000 and $4.3 million, respectively, and RTMS radar product sales of $2.2 million. Product sales gross margin for the first six months of 2021 was 46 percent, a 7 percentage point or 13 percent decrease compared to the same period in the prior year.  The decrease in product gross margin percent was primarily the result of a reduction in warranty reserve in the second quarter of 2020.

The Company’s net income for the first six months of 2021 was $1.9 million, or $0.35 per diluted share, compared to a net income of $39,000, or $0.01 per diluted share, in the first six months of 2020. The first six months of 2021 net income includes operating expenses of $3.9 million, a 25 percent decrease from the same period in 2020. During the first six months of 2021, the Company capitalized $178,000 of software development costs compared to $22,000 in the first six months of 2020.  Other income of $931,000 was recorded during the first quarter of 2021 when the Company received forgiveness of the Paycheck Protection Program loan and accrued interest, and there were no comparable items in the first half of 2021.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and restructuring charges for the applicable periods, operating income for the first six months of 2021 was $1.8 million compared to an operating income of $576,000 in the first six months of 2020.

"Autoscope royalties posted a strong quarter, due in part to the introduction of pedestrian detection on our Autoscope Vision product line.  Through deployment of deep learning, an Artificial Intelligence technique that enables appearance-based object detection, the Autoscope Vision platform now detects pedestrians waiting at the landing and monitors their movements within the crosswalk.  The resultant data enables real-time activation of pedestrian calls and provide insights into the behaviors of vulnerable road users," said Chad Stelzig, CEO for Image Sensing Systems, Inc., a wholly-owned subsidiary of ATC.

"Within our highway segment we have experienced faster than anticipated adoption of our RTMS Echo product, supporting our expectation that it will be central to achieving our organic growth objectives and ensuring a smooth transition away from our legacy SX-300 platform.  Our goal is to continue to evolve the Echo product through introduction of additional connectivity and interface options that support both traditional and future use cases.  As we look toward the future we continue to strive for more meaningful, insightful data that allows transportation and urban planning professionals to better understand and influence the behaviors of roadway users," concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2021	2020	2021	2020
Revenue
Product sales	$1,305	$1,172	$2,468	$2,222
Royalties	2,483	2,215	4,299	4,324
	3,788	3,387	6,767	6,546
Cost of revenue	827	611	1,533	1,234
Gross profit	2,961	2,776	5,234	5,312

Operating expenses
Selling, general and administrative	1,516	1,563	2,882	3,472
Research and development	541	842	1,037	1,744
	2,057	2,405	3,919	5,216
Income from operations	904	371	1,315	96
Other income, net	-	-	925	-
Income from operations before income taxes	904	371	2,240	96
Income tax expense	152	221	357	57
Net income	$752	$150	$1,883	$39

Basic net income per share	$0.14	$0.03	$0.35	$0.01
Diluted net income per share	$0.14	$0.03	$0.35	$0.01

Weighted shares - basic	5,341	5,296	5,332	5,281
Weighted shares - diluted	5,350	5,299	5,343	5,299

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,427	$8,605
Receivables, net	3,498	2,261
Inventories	723	770
Prepaid expenses and other current assets	430	480
	13,078	12,116
Property and equipment, net	227	303
Operating lease asset, net	30	136
Intangible assets, net	2,957	3,161
Deferred income taxes	5,360	5,708
	$21,652	$21,424
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$335	$547
Short-term debt	-	349
Warranty and other current liabilities	659	576
	994	1,472

Non-current liabilities
Operating lease obligation	4	8
Long-term debt	-	574
	4	582

Shareholders’ equity	20,654	19,370
	$21,652	$21,424

Exhibit 99.1

 Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2021	2020
Operating activities
Net income	$1,883	$39

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	462	480
Stock option expense	107	113
Deferred income tax expense	348	-
Forgiveness income from PPP Loan	(931)	-
Loss on disposal of assets	1	-
Changes in operating assets and liabilities	(1,161)	337
Net cash provided by operating activities	709	969

Investing activities
Capitalized software development costs	(178)	(22)
Purchases of property and equipment	(8)	(102)
Net cash used for investing activities	(186)	(124)

Financing activities
Stock for tax withholding	(35)	(6)
Dividend distribution	(644)	-
Proceeds from exercise of stock options	8	-
Proceeds from PPP Loan	-	924
Net cash provided by (used for) financing activities	(671)	918

Effect of exchange rate changes on cash	(30)	(47)
Increase (decrease) in cash and cash equivalents	(178)	1,716

Cash and cash equivalents at beginning of period	8,605	5,118
Cash and cash equivalents at end of period	$8,427	$6,834

Exhibit 99.1

 Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2021	2020	2021	2020
Income from operations	$904	$371	$1,315	$96
Amortization of intangible assets	195	188	382	362
Depreciation	40	62	80	118
Non-GAAP income from operations	$1,139	$621	$1,777	$576

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.